Exhibit 99.1
[ONEOK Logo]	News

April 21, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

ONEOK increases dividend by 12 percent

Tulsa, Okla. -- The board of directors of ONEOK, Inc. (NYSE:OKE) today declared a quarterly dividend of 28 cents per share of common stock, an increase of 12 percent, payable May 16, 2005, to shareholders of record at the close of business May 2, 2005.

The dividend is an increase of three cents per share over the previous quarterly dividend of 25 cents per share. This increases ONEOK's annual dividend from $1.00 to $1.12 per share of common stock.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company's energy services operation focuses primarily on marketing natural gas and related services throughout the United States. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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